UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 6, 2020

AquaBounty Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36426	04-3156167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Mill & Main Place, Suite 395, Maynard, Massachusetts
(Address of principal executive offices)
01754
(Zip Code)

978-648-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	AQB	The NASDAQ Stock Market LLC
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐
Item 1.01 Entry into a Material Definitive Agreement.
On August 7, 2020, AquaBounty Technologies, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. and Lake Street Capital Markets, LLC, as the representatives of the underwriters named therein (collectively, the “Underwriters”), relating to the public offering (the “Offering”) of 11 million shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an offering price of $2.50 per share of Common Stock.
The Offering is expected to close on August 11, 2020, subject to the satisfaction of customary closing conditions. The Company has also granted the Underwriters a 30-day option to purchase up to 1.65 million additional shares of Common Stock at the offering price, less underwriting discounts and commissions. The net proceeds to the Company are expected to be approximately $25.8 million, or approximately $29.8 million if the Underwriters exercise in full their overallotment option, after deducting underwriting discounts and commissions and payment of other estimated expenses associated with the Offering that are payable by the Company.
The Offering is being made pursuant to the Company’s registration statement on Form S-3 (File No. 333-224184), which was initially filed with the Securities and Exchange Commission (the “Commission”) on April 6, 2018, subsequently amended on April 23, 2018, and declared effective by the Commission on April 27, 2018.
The Underwriting Agreement contains customary representations, warranties, and agreements by the Company; customary conditions to closing; indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended; other obligations of the parties; and termination provisions. Pursuant to the Underwriting Agreement, the Company agreed, subject to certain exceptions, not to offer, issue, or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of ninety days following the Offering without the prior written consent of the Underwriters. The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.
A copy of the legal opinion of Goodwin Procter LLP relating to the legality of the Common Stock sold is filed as Exhibit 5.1 to this Current Report on Form 8-K.
Item 8.01 Other Events.
On August 6, 2020, AquaBounty Technologies, Inc. announced that it had commenced the Offering, and on August 7, 2020, it issued a press release announcing the pricing of the Offering. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2 and are incorporated by reference herein.
Item 9.01  Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
1.1
Underwriting Agreement dated as of August 7, 2020, by and among AquaBounty Technologies, Inc. and Oppenheimer & Co. Inc. and Lake Street Capital Markets, LLC, as the representatives for the underwriters named therein.

5.1	Opinion of Goodwin Procter LLP.
99.1	Press release issued by AquaBounty Technologies, Inc. on August 6, 2020, furnished herewith.
99.2	Press release issued by AquaBounty Technologies, Inc. on August 7, 2020, furnished herewith.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AquaBounty Technologies, Inc.
(Registrant)
August 10, 2020	/s/ David A. Frank
David A. Frank
Chief Financial Officer